[FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP LETTERHEAD]

EXHIBIT 5.2

August 10, 2009

Sonic Automotive, Inc.

6415 Idlewild Road, Suite 109

Charlotte, North Carolina 28212

Ladies and Gentlemen:

We are acting as special counsel to Sonic Automotive, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-160452), as may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the potential offer and sale by certain selling security holders from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of (i) the Company’s 6.00% Senior Secured Convertible Notes due 2012, Series A (the “Notes”), (ii) shares of the Company’s Class A common stock issuable upon conversion of the Notes (the “Conversion Shares”), (iii) 1,348,519 shares of the Company’s Class A common stock (the “Registration Shares,” and together with the Conversion Shares, the “Shares”) and (iv) guarantees of the Company’s obligations under the Notes (the “Guarantees”) by the guarantors named in the Prospectus (the “Guarantors”). The Notes, Shares and Guarantees are referred to herein collectively as the “Securities.” With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Notes have been issued pursuant to an indenture between the Company and U.S. Bank National Association, as Trustee, dated as of May 7, 2009 (the “Indenture”). The Notes are fully and unconditionally guaranteed by the Guarantors.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Indenture;
(b)	a specimen form of the Note;
(c)	a specimen form of the Guarantee;
(d)	a specimen form of the Shares;
(e)	Amended and Restated Certificate of Incorporation of the Company; and
(f)	Amended and Restated Bylaws of the Company.

The documents referred to in items (a) through (f) above are collectively referred to herein as the “Documents.”

In all such examinations and for purposes of rendering this opinion, we have assumed the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or facsimile, electronic or photo static copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered and the authority of such persons signing on behalf of the parties thereto. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others, and assume compliance on the part of all parties to the Documents with the covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed below, we have assumed that (i) the Company will have sufficient authorized but unissued Shares on the date of any issuance of Shares registered pursuant to the Registration Statement, (ii) the parties to the Documents other than the Company are validly existing and in good standing under the laws of their respective jurisdictions of organization, have the power and authority to enter into and perform such Documents and to consummate the transactions contemplated thereby, (iii) the Documents have been duly authorized, executed and delivered by the parties to the Documents other than the Company, and the Documents constitute valid and binding obligations against the parties to the Documents (other than the Company and the Guarantors), enforceable against such parties (other than the Company and the Guarantors) in accordance with their terms, and that all parties to the Documents will comply with all of their obligations under the Documents, and all laws applicable thereto, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (v) the Notes and the Guarantees conform to the specimen thereof examined by us, and (vi) at the time that the Notes are offered and sold and the Shares are issued, the Registration Statement filed with the Commission remains effective, no stop order suspending the effectiveness of the Registration Statement or preventing the use of any Prospectus or Prospectus Supplement has been issued and no proceedings for that purpose have been instituted or threatened by the Commission under the Securities Act.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes that may be offered and sold under the Registration Statement have been duly authorized by the Company and, when the Notes have been validly issued and paid for in accordance with the terms of the Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture.

2.	When the Notes have been issued by the Company and paid for in accordance with the terms of the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms and the terms of the Indenture.

3.	The Conversion Shares have been duly authorized, and when the Conversion Shares are issued upon conversion of the Notes and delivered by the Company in accordance with the provisions of the Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.

4.	The Registration Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We express no opinion as to:

(i) the legality, validity, binding effect or enforceability of any provision in any of the Documents;

(ii) the legality, validity, binding effect or enforceability of any provision in any of the Documents relating to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal court sitting in the State of New York and applying the law of the State of New York, in each case, applying the choice of law principles of the State of New York;

(iii) the legality, validity, binding effect or enforceability of any provision of the Documents specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(iv) the legality, validity, binding effect or enforceability of (a) any provision of the Documents containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any provision of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions), waivers of any rights to trial by jury or service of process, except in accordance with applicable law; or (b) with respect to any Waiver in the Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(v) any provision of the Documents purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(vi) any provision of the Documents which may be construed to be in the nature of a penalty.

In addition, our opinion in paragraph 2 above is subject to the following qualifications:

(i) provisions in the Guarantees and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (a) actions or failures to act on the part of the Holders or the Trustee (as such capitalized terms are defined in the Indenture), (b) amendments or waivers of provisions of documents governing the guaranteed obligations, or (c) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the obligation and guarantee of the Guarantors under the Indenture; and

(ii) we have assumed consideration that is fair and sufficient to support the Guarantees under the Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by each Guarantor.

The opinions set forth above are subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether considered in a proceeding at law or in equity, and (iii) the qualification that certain provisions of the Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity as against the Company or any of the Guarantors of the Documents as a whole, and the Documents and the laws of the State of

New York contain adequate provisions for enforcing payment of the obligations governed or secured thereby, subject to the other qualifications contained in this letter.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial interpretations covering those laws), each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in the Prospectus and “Legal Matters” in any Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP